Press Release	Source: Petrol Oil and Gas, Inc.

Petrol Oil and Gas Begins Next Phase in Coal Creek Development

Tuesday April 18, 8:00 am ET

Second Escrow Closing Provides Petrol with Additional $5 Million

LAS VEGAS--(BUSINESS WIRE)--April 18, 2006--Petrol Oil and Gas, Inc. (OTC BB: POIG - News) announced today the recent closing of escrow on an additional $5 million to support its expanded drilling program on its Coal Creek Project. This is the second funding tranche in an agreement with Laurus Master Funds to provide debt financing of up to $50 million.

"This second $5 million funding tranche allows us to continue the aggressive development program we initiated last November on our Coal Creek Project when we acquired the Laurus financing package and received our first $10 million tranche," said Paul Branagan, Petrol's Chairman and CEO. "The first $10 million provided funding for the first set of 44 production wells, 3 salt water disposal (SWD) wells and gas gathering infrastructures in our Burlington and Waverly areas. This additional $5 million will be used to further the Coal Creek development primarily with the drilling and completion of additional production wells."

The Coal Creek development plan is based upon drilling and completing some 540 wells over a two to three year period, along with miles of gas gathering pipelines and infrastructure to process, transport and sell gas in mid-west markets. To better manage the development of the 92,000 gross acres in this project and take advantage of the three interstate pipelines crossing Petrol's leases, Petrol divided the project into three fully self contained areas; Burlington, Waverly and Lebo.

Petrol holds a 100% working interest (WI) and an average 80% Net Revenue Interest (NRI) in the entire Coal Creek Project, covering coal bed methane (CBM) and other oil and gas reserves located in eastern Kansas and western Missouri.

Forward-Looking Statement: The statements in this press release regarding the Laurus debt facility, actual and anticipated market conditions, actual number of wells to be drilled in the Coal Creek Project, the actual number of leased acres in the Coal Creek Project, Petrol's actual NRI, any implied or perceived benefits from the Laurus debt facility and/or Petrol's CBM assets, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, total funds available to Petrol under the Laurus debt facility, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements Petrol makes in this news release include market conditions and those set forth in reports or documents Petrol files from time to time with the SEC. Petrol undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

A copy of the Laurus financing agreements have been filed as exhibits to a Form 8-K filed on April 11, 2006, which will be available through the SEC's website (www.sec.gov).

Contact:

Petrol Oil and Gas, Inc.

Investor Information, 702-454-7318

www.petroloilandgas.com

or

CEOcast, Inc. for Petrol Oil and Gas

Ed Lewis, 212-732-4300, Ext. 225